                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                 INFORMATION STATEMENT FILED PURSUANT TO RULES
                           13d-1 AND 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934


                            (AMENDMENT NO.      )(1)



                          Appalachian Bancshares, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                      N/A
                   -----------------------------------------
                                (CUSIP Number)




-----------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO.       N/A                     13G            PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Kenneth D. Warren
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        29,575
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       29,575
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          29,575
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                SEC SCHEDULE 13G
                                ----------------
                                                            Page 3 of 4 Pages

ITEM 1.
          (a)   Appalachian Bancshares, Inc.
          (b)   315 Industrial Boulevard
                Ellijay, Georgia 30540

ITEM 2.
          (a)   Kenneth D. Warren

          (b)   Board Town Road
                Ellijay, Georgia 30540

          (c)   United States

          (d)   Common Stock, $5.00 par value

          (e)   Not Applicable


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP

          (a)   Amount Beneficially Owned: 29,575 shares

          (b)   Percent of Class: 5.1%

          (c)   Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 29,575
                (ii)  shared power to vote or to direct the vote: None
                (iii) sole power to dispose or to direct the disposition: 29,575
                (iv)  shared power to dispose or to direct the disposition: None


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable
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                                SEC SCHEDULE 13G
                                ----------------
                                                            Page 4 of 4 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION
          Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1998
       -----------------
                                             /s/Kenneth D. Warren
                                        ------------------------------
                                             Kenneth D. Warren